Exhibit 10.1
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and
Exchange Commission.***
ETHANOL MARKETING AGREEMENT
THIS AGREEMENT is entered into by and among Eco-Energy, Inc. (hereinafter “Eco”) a Tennessee Corporation with its main office located at 725 Cool Springs Blvd, Suite 500, Franklin, Tennessee 37067, and Granite Falls Energy, LLC (hereinafter “GFE”) a Minnesota Limited Liability Corporation with its main office located at 15045 Highway 23 SE, Granite Falls, Minnesota 56241.
RECITALS:
A.
GFE, who is currently operating an ethanol facility producing up to 50.89 million gallons per year of ethanol located in Granite Falls, Minnesota, desires to establish an output-marketing Agreement (hereinafter “Agreement”).

B.
Eco is a reseller of ethanol and is experienced in the marketing and transportation of such ethanol, and is willing to agree to purchase the entire ethanol output of the plant and any future increases in production.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:
1.
Eco Services. Eco shall, during the term hereof, purchase the entire output of ethanol and to provide certain transportation services to GFE (the “Eco Program”). The Eco services to be provided are set forth in Sections 2 and 3 and the exhibits attached hereto which are referred to therein.

2.
Eco Take or Pay Ethanol Purchases. GFE agrees to sell to Eco, and Eco agrees to purchase from GFE, 100% of the production of ethanol during the term of the Agreement, including any production in excess of current production of 50.89 million gallons per year. This shall include any production resulting from an expansion or any modification to existing technology. Each potential Eco purchase will be presented to the GFE representative by Eco for verbal approval. Upon such verbal approval and purchase, a confirmation of the purchase contract will be submitted to GFE by Eco, encompassing the details of each purchase. If GFE shuts down its facility, GFE’s liability to Eco shall be limited to any gallons of production forward sold by Eco prior to notice of shutdown. Eco shall provide notice to and obtain approval of GFE before pre-selling any GFE production.

3.	Eco Transportation Services. Eco agrees to provide the transportation services set forth in Exhibit B.
4.	Fees. [*]
5.
GFE Representative. GFE shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for GFE (hereinafter “Designated Representative”). All directions, transactions and authorizations given by such representative to Eco shall be binding upon GFE. Eco shall be entitled to rely on the authorization of such persons until it receives written notification from GFE that such authorization has been revoked. The terms of such purchase orders shall be consistent with the provisions of Exhibit A and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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6.	Eco Limitations.
(a)
Eco assumes no responsibility for the completion or performance of any contracts between GFE and GFE’s customers and suppliers, and GFE agrees they shall not bring any action or make any claim against Eco based on any act, omission or claim of any of GFE’s customers or suppliers.

(b)
GFE is responsible to cover all non-deliveries of any product that is contracted between Eco and GFE in a timely manner in order to stay within the time parameters of the contract. Eco will assist in procuring product from other suppliers to cover these non-deliveries.

(c)
Throughout the term of this Agreement, if GFE shall fail to deliver ethanol, or delay shipments that it has agreed to deliver to Eco and which Eco has agreed to sell to a third-party, Eco shall be responsible for obtaining replacement ethanol from other ethanol suppliers at market prices. GFE shall pay Eco all costs and expenses incurred by Eco in fulfilling its obligations pursuant to the immediately preceding sentence.

(d)	If any party terminates this Agreement for any reason, both parties will be responsible to complete any existing contracts.
7.	Separability and Non-liability. The services, contracts and relationships between GFE and Eco are independent and separable.
8.
Confidentiality Agreement. The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of this Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement and shall make all available efforts to protect the material information if required to submit any portion of this Agreement to an outside party (including, but not limited to, a Request For Confidential Treatment under the Freedom of Information Act or any similar legislation). In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement to give the other party the opportunity to protect the material terms of the Agreement from disclosure.

9.
Public Disclosure. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by Eco and GFE, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release, keeping with the terms of Section 8 of this Agreement.

10.	Solicitation. GFE agrees not to contact or interfere with, solicit, disrupt or attempt to disrupt relationships, contractual or otherwise, between Eco and any of its customers, employees or vendors.

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11.	Terms and Termination.
(a)	[*]

(b)	[*]

(c)
This Agreement may be terminated by GFE as to Eco in the event of material breach of any of the material terms hereof by such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This Agreement may be terminated by Eco as to GFE in the event of material breach of any of the material terms hereof by GFE, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. Any material breach by GFE as to Eco or by Eco as to GFE that cannot be resolved within fifteen (15) days, both parties may mutually agree in writing to the length of time needed to resolve the material breach.

(d)	This Agreement may also be terminated by the mutual consent of both parties on such terms as the parties may agree.

(e)
In addition to any other method of terminating this Agreement, Eco may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.

12.
Licenses, Bonds, and Insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

13.
Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

14.
Disclaimer. GFE understands and agrees that Eco makes no warranty respecting legal or regulatory requirements and risks. GFE shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to GFE’s business.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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15.
Indemnity. The parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Ethanol resulting from the inherent nature of transfer operations and the inherent nature of Ethanol provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this Agreement shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party. Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct or the parties hereto, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

16.
Nature of Relationship. Eco is an independent contractor providing services to GFE. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

17.
Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

18.
Compliance with Governmental Controls. To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

19.
New Or Changed Regulations. The parties enter the Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, Agreements, and concessions of, and arrangements (hereafter called “Regulations”) with governments or governmental instrumentalities in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect both parties and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provisions of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by both parties at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or any part thereof. Such notice shall contain the new prices and terms desired by Agreement of Eco and GFE. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, both parties shall have the right to terminate the Agreement at the end of said ten (10) day period.

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20.	General.
(a)	This Agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties.

(b)
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)
No party shall be liable for any failure to perform any or all of the provisions of this Agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression “cause beyond the reasonable control” shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(d)	This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(e)	This Agreement is governed by and shall be construed under the laws of the State of Minnesota. Venue for any action arising from or in relation to this Agreement shall be in Minneapolis, MN.

(f)
Either Party shall have the option to terminate this Agreement for convenience upon sixty (60) days written notice to the other party from and after the occurrence of any transfer, assignment, sale or other disposition of (i) all or substantially all of the assets comprising the Facility, or (ii) more than 50% of the stock of GFE or Eco or their respective parent companies to any Person which is not an Affiliate. Any termination pursuant to this Section shall be effective sixty (60) days after written notice is provided by the terminating party to the other party; provided, however that any such termination shall not relieve either party of its obligations incurred under this Agreement prior to the termination date.

(g)
This Agreement shall be binding upon GFE and this above referenced plant in the event that the name is later changed to any name in the alternative. A change in name does not void, nor make this Agreement voidable.

DATED AND EXECUTED AS OF THIS 24th DAY OF December, 2008

Granite Falls Energy, LLC

BY:	/s/ Tracey L. Olson

Eco-Energy, Inc.

BY:	/s/ Jaime Dachelet

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EXHIBIT A
Ethanol Services
Eco shall purchase 100% of the production of ethanol of GFE’s plant in accordance with Section 2 of this Agreement and on the following terms:
1.	[*]

2.	GFE is responsible for any and all of their local, state and federal tax liabilities.

3.	Eco shall provide scheduling and marketing for ethanol produced.

4.	Eco shall be responsible for receivables risk on ethanol.

5.	Eco reserves the right to refuse business to anyone due to credit and market risk.

6.
GFE shall meet or exceed all specifications for E-grade denatured fuel ethanol in accordance with ASTM specifications, as well as, any changes in fuel ethanol industry standards that might occur after the execution of this Agreement. This includes, but is not limited to, the Magellan specifications for E Grade Denatured Fuel Ethanol. (as listed in EXHIBIT C) Denaturant level in the product shall be between 1.96% and 2%, however, both parties recognize that the IRS has not defined what 2% actually encompasses, therefore until further guidance from the IRS, Eco will accept product that is within the range of 1.96% to 2.49% according to the technical interpretation which permits rounding.

7.	GFE shall keep Eco informed on production forecasts, as well as daily plant inventory balances.

8.
On all truck and rail shipments, title and risk of loss of the ethanol will pass at the loading flange between the plant and the truck or railcar. Unless otherwise specified, Eco is purchasing all ethanol on a FOB plant basis.

9.	GFE shall provide a minimum of ten (10) days storage on the GFE site.

10.	GFE must have meters that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons.

11.
Eco shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by GFE.

12.
All Renewable Identification Numbers (RINs) shall be generated, in accordance with Eco’s RIN Generation Program.  GFE shall transfer to ECO, 1.0 RINs for Corn Ethanol; 1.5 RINs for Biodiesel and 2.5 RINs for Cellulosic Ethanol for each respective gallon purchased by Eco. On a quarterly basis, Eco shall provide a transaction summary to GFE for reconciliation purposes, however, GFE, as the designated Producer, shall retain responsibility for accurate reporting to the EPA.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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EXHIBIT B
Eco Transportation Services
1.	Eco will purchase all truck and railcar gallons on an FOB plant basis.

2.	Eco will supply trucks to transport Ethanol.

3.	Eco and GFE, if needed, will mutually agree as to the number of railcars needed to use as a fleet. GFE will be responsible for securing all rail cars and equipment pertaining to rail.

4.	Eco will negotiate rail rates on behalf of GFE.

5.	If needed, all rail contracts will be in the name of GFE, or any name later chosen in the alternative.

6.	GFE will invoice Eco for rail freight along with a copy of the actual railroad invoice. The rail freight will be paid by Eco per the railroad invoice schedule.

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EXHIBIT C
Product Specification

Ethanol Specification Standards

Specification Limit
Apparent Proof, 60F	Hydrometer	min. 200
max. 203
Fuel Ethanol Content, volume %	ASTM D5501	min. 95
max. 98 excluding water
Ethanol, volume %	ASTM D5501	min. 93.5%
Methanol, volume %	ASTM D5501	max. 0.5
Denaturant Content, volume %		min. 1.96%
max. 2.49%
Water, mass%	ASTM E-203 or E-1064	max. 0.82*
Solvent Washed Gum, mg/100mI	ASTM D381	max 5
Inorganic Chloride, mg/L	ASTM D512-81 Proc. C	max. 32
Copper Content, mg/kg	ASTM D1688 Method A	max. 0.08
Acidity, mass% mg/L	ASTM D1613	max. 0.007
pHe	ASTM D6423	min. 6.5
max. 9.0
Appearance		Visibly free of suspended and/or
settled contaminants. (Clear & Bright)
Sulfur, ppm max	ASTM D5453-93	10
Sulfate, ppm max	ASTM D7319	4.00
ASTM D7318
ASTM D7328
Benzene, vol% max	ASTM D5580-00 - Test results of a sample	0.06
of the denaturant multiplied by 0.0249
Olefins, vol% max	ASTM D6550-00 - Test results of a sample	0.5
of the denaturant multiplied by 0.0249
Aromatics, vol% max	ASTM D5580-00 - Test results of a sample	1.7
of the denaturant multiplied by 0.0249

California Denaturant Standards

		Specification Limit
Property	Test Method	Magellan
Benzene, vol% max	ASTM D5580-00	1.1
Olefins, vol% max	ASTM D6550-00 (modified)	10
Aromatics, vol% max	ASTM D5580-00	35

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